For Further Information:
Michael W. McCarthy	Jane Ryan
VP-Corporate Communications	Account Director
Photronics, Inc.	MCA
(203) 775-9000	(650) 968-8900
mmccarthy@brk.photronics.com	jryan@mcapr.com

FOR IMMEDIATE RELEASE
         February 18, 2003

Photronics Reports First Quarter Results

BROOKFIELD, Connecticut    February 18, 2003 -- Photronics, Inc. (Nasdaq:PLAB), the world's largest sub-wavelength reticle solutions supplier, today reported fiscal first quarter 2003 sales and earnings results for the period ended February 2, 2003.

Sales for the quarter were $81.4 million, down 14.9%, compared to $95.7 million for the first quarter in 2002.  As anticipated, sales were 9.7% sequentially lower than the $90.1 million reported in the fourth quarter of fiscal 2002 largely the result of customers closing down their wafer fabrication facilities during the holiday periods.  Revenues from 0.18 micron, or 180 nanometer and below photomask technologies represented 28% of quarterly revenues, a 10% sequential increase in high-end revenues from the fourth quarter of fiscal 2002.  The net loss for the first quarter of fiscal 2003 amounted to $8.5 million compared to the prior year's net income of $1.7 million.  Diluted loss per share amounted to $0.26 in the current year's quarter, compared with net income per diluted share of $0.06 in the first quarter of 2002.

In commenting on the Company's financial performance Sean T. Smith, Chief Financial Officer noted, "Our immediate near-term focus is on positioning the Company for its return to operating profitability.  Despite the difficult operating environment and softness from the holiday period during the quarter, our aggressive program of cost controls and asset management enabled us to mitigate a significant part of their impact.  Additionally, our efforts to strengthen the balance sheet are producing positive results and have lead to an increase in working capital bringing it to just over $145 million.  Further improvements to balance sheet quality in fiscal 2003 will be driven by Photronics' return to profitability.  We are determined to maximize liquidity and reduce our debt levels as we progress toward achieving our longer-term financial goals."

Dan Del Rosario, Chief Executive Officer added his perspective and outlook for the future by stating, "Our strategy to move both early and aggressively in streamlining our global manufacturing and service infrastructure has been well received by our customers around the world.  In doing so, Photronics has been able to properly position itself to effectively service those customers' 130 nanometer and 90 nanometer requirements, as well providing cost effective solutions for their mature technology needs above 180 nanometers."  He added, "Yields for 130 nanometer semiconductor fabrication processes, not utilization will be the metric we monitor closely in 2003.  As yields improve, we believe that semiconductor designers seeking to leverage the functionality and performance that it brings will become more aggressive in releasing their newest products to manufacturing, and thus enabling Photronics to leverage its strategic technology position into significant revenues as this market grows year-over-year."

A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics' web site at www.photronics.com/internet/investor/investor.htm, then clicking on the "Conference Calls" button.  The call is scheduled for 8:30 a.m. Eastern Standard Time on Wednesday, February 19th and will be archived for instant replay access until the Company reports its fiscal second quarter results during May 2003.  The live call dial-in number is (706) 634-5086.

Photronics is a leading worldwide manufacturer of photomasks.  Photomasks are high precision quartz plates that contain microscopic images of electronic circuits.  A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits.  They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America.  Additional information on the Company can be accessed at www.photronics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:   Certain statements in this release are considered "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.   All forward looking statements involve risks and uncertainties.   In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company.   These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements.   Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company's products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company's ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company's SEC filings from time to time.   Any forward looking statements should be considered in light of these factors.   The Company assumes no obligation to update the information in this release.

CyberMask is a trademark of Photronics, Inc.

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